UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: December 31, 2018

The Chosen, LLC
(Exact name of issuer as specified in its charter)

Utah	82-3246222
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6 4 S 2600 W, Suite 5
Hurricane, Utah 84737
(Full mailing address of principal executive offices)

(435) 767-1338
(Issuer’s telephone number, including area code)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION AND FIGURES

This Annual Report on Form 1-K, or the Annual Report, of The Chosen, LLC, a Utah limited liability company, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in our offering circular dated June 15, 2018, filed pursuant to Rule 253(g)(2), under the caption “RISK FACTORS” and which are incorporated herein by reference
(https://www.sec.gov/Archives/edgar/data/1733443/000165495418006710/chosen_253g2.htm).

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

All figures provided herein are approximate.

Item 1. Business

General

Unless the context otherwise requires or indicates, references in this offering circular to “us,” “we,” “our” or “our Company” refer to The Chosen, LLC, a Utah limited liability company.

The Chosen, LLC, a Utah limited liability company, was formed on October 24, 2017. Our objective is to develop and produce an episodic television series entitled “The Chosen” (the “Series”).

As of the filing of this report, we have produced and released, through a Transaction Video on Demand (TVOD) model, episodes one through four of the Series. We filed an offering statement on Form 1-A (the “Offering Statement”) with the United States Securities and Exchange Commission, or the SEC, on March 8, 2018 (File #: 024-10814), which offering statement was qualified by the SEC on June 15, 2018. We are no longer raising funds through our offering of Class A Units of preferred membership interest (the “Class A Units”) pursuant to our Offering Statement (the “Offering”). As of the filing of this report, we have issued 9,982,124 Class A Units. We are in the process of cancelling 41,885 Class A Units from customers who disputed their credit card charges and have yet to close 146,749 additional Class A Units. When the 41,885 Class A Units are cancelled and the 146,749 additional shares have closed, we will have received $9,891,703 in gross proceeds from our Offering of Class A Units during 2018 and 2019. A portion of the proceeds from our Offering have been applied to the production and marketing of episodes one through four of the Series and the payment or reimbursement of Offering expenses. We will experience a relative decrease in liquidity as we continue to spend net Offering proceeds in connection with the development, production of episodes five through eight, and marketing of the Series.

We are managed by our sole manager, The Chosen Productions, LLC, a Utah limited liability company (the “Manager”). We do not have any employees. Our officers are principals of the Company’s Manager. All personnel involved with the production of Season 1, including writers, directors, actors, crew and other production personnel, have been hired as independent contractors.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

We were formed as a Utah limited liability company on October 24, 2017. Our company’s objective is to develop and produce an episodic television series entitled “The Chosen” (the “Series”).

As of the filing of this report, the first four episodes of the Series were initially released via a TVOD model. We are no longer raising funds pursuant to our Offering. As of the filing of this report, we have issued 9,982,124 Class A Units and received $9,788,799 in gross proceeds from the Offering. A portion of the Offering proceeds have been applied to the production and marketing of episodes one through four of the Series and the payment or reimbursement of Offering expenses. We will experience a relative decrease in liquidity as we continue to spend net Offering proceeds in connection with the development, production of episodes five through eight, and marketing of the Series.

Results of Operations – For the Year Ended December 31, 2018

Year Ended December 31, 2018

Revenues

For the year ended December 31, 2018 we received $56,465 in revenues from the distribution of "The Shepherd," the film upon which the Series is loosely based.

With the release of episodes one through four of the Series on April 16, 2019 we have begun to recognize revenue and expect to experience increased revenue through our marketing efforts; however, it is too early to predict the financial success of the Series.

Operating Expenses

Operating expenses for the year ended December 31, 2018 were $915,241, primarily attributable to advertising and marketing costs associated with the capital raise pursuant to the Offering, legal and professional fees, travel expenses, meals and entertainment reimbursements and other miscellaneous expenses.

Results of Operations – Period from Inception (October 24, 2017) through December 31, 2017

We had not commenced operations in fiscal year 2017.

Liquidity and Capital Resources

As of December 31, 2018, we had sold 4,636,978 of our Class A Units and had $220,700 in cash on hand.

As of the filing of this report, we have issued 9,982,124 of our Class A Units and have $3,608,433 in cash on hand. With the release of episodes one through four of the Series on April 16, 2019 we have begun to recognize revenue and expect to experience increased revenue through our marketing efforts; however, it is too early to predict the financial success of the Series and we cannot predict whether the release will be a material source of liquidity in the short-term or long-term.

Trend Information

To date, we have not identified any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this report to not be indicative of future operating results or financial condition.

Item 3. Directors and Officers

Set forth below are our executive officers. Our Manager has delegated our day-to-day operations to our executive officers.

Name	Position	Age	Term of Office	Hours/Year (for Part-Time Employees)
Derral Eves	Chief Executive Officer	43	February 2018	N/A
Dallas Jenkins	Chief Creative Officer	42	February 2018	N/A
Matthew Faraci	Chief Operating Officer	42	February 2018	N/A
Ronald Daw	Director of Finance, Principal Accounting Officer	67	June 2018	N/A

Biographical Information

Biographical information regarding our executive officers and executive officer nominees is set forth below.

Derral Eves

Derral Eves is our Chief Executive Officer. Mr. Eves graduated from Southern Utah University with a bachelor’s degree in Communications and Public Relations and a minor in Spanish. Since January 2006, Mr. Eves has served as the Chief Executive Officer of Creatus, LLC. Mr. Eves is the creator of VidSummit, the leading professional conference for social media creators. Mr. Eves is one of the world’s top YouTube and online video marketing experts. The content on Mr. Eves’ distribution channels have received over 24 billion video views on Youtube and over 9 billion views on Facebook. Mr. Eves is also the mentor of some of the biggest and most impactful YouTube and social media stars. He has been featured on Good Morning America, The Today Show, NBC, ABC, CBS, FOX, ESPN, FORBES, AdWeek, Christians Today, World Religion News, and several other media outlets. He was recently featured in an article published by Forbes as #4 on the list of “20 Must Watch YouTube Channels That Will Change Your Business.”

Dallas Jenkins

Dallas Jenkins is our Chief Creative Officer. Mr. Jenkins graduated from Northwestern College with a bachelor’s degree in Bible and Communications. Mr. Jenkins currently serves as the president of Jenkins Entertainment and is primarily responsible for the oversight of the production of all films and videos produced by Jenkins Entertainment. Mr. Jenkins is also a film writer who has worked in Hollywood for nearly two decades, creating films for Warner Brothers, Lionsgate, Hallmark Channel, PureFlix and Universal. Mr. Jenkins has created several faith-based films, such as Midnight Clear, What If…, Though None Go With Me and The Resurrection of Gavin Stone. Mr. Jenkins is the son of celebrated Christian author Jerry B. Jenkins (the creator of The Left Behind Series and The Jesus Chronicles Series).

Matthew Faraci

Matthew Faraci is our Chief Operating Officer. Mr. Faraci is an experienced marketing and publicity strategist who has been producing film projects for twenty years. Mr. Faraci graduated with a Bachelor of Arts degree from Calvin College. Since May 2016, Mr. Faraci has served as president of Inspire Buzz. Mr. Faraci served as executive vice president of Faith Driven Entertainment from May 2013 through April 2016. He served a senior vice president of communications of Generation Opportunity from November 2010 through March 2013. Mr. Faraci is the host and executive producer of the faith-inspired series Frankly Faraci on Dove Channel. He is also an executive producer of the upcoming action-fantasy adventure Heavenquest: A Pilgrim’s Progress. Mr. Faraci has promoted some of the most consequential faith-based film projects in recent times, including God's Not Dead, Miracles From Heaven, Risen, Heaven is for Real, and Unbroken. He began his career on the legendary NBC talk show The McLaughlin Group and proceeded to win numerous awards for several series and documentaries he created for PBS.

Ronald Daw

Ronald Daw is our principal accounting officer. Mr. Daw joined our Company in May, 2018 as our Director of Finance. Mr. Daw currently serves as the Founder/Managing Director of GrowthRoad Ventures, a Utah-based venture capital firm that provides seed and early stage growth capital to technology-based companies. Mr. Daw served as the President of Yorke Capital Corporation from October 2013 through June 2018. Between January 2001 and July 2012, Mr. Daw served as a Registered Representative for Knox Capital Advisors, KCG Securities and ACAP Financial Inc. From January 2008 to January 2009, Mr. Daw served as the managing member of Kinetics Group, a process and mechanical contractor, specializing in the design and installation of process, mechanical, plumbing, and HVAC systems. From 1987 until 2002, Mr. Daw served as the Co-founder, Chairman, President and Chief Executive Officer of Daw Technologies Inc., a publicly traded company that supplied fully-integrated ultraclean manufacturing environments to the worldwide semi-conductor market, including such customers as Intel, Motorola, IBM, Texas Instruments, Fujitsu and Hewlett Packard. At Daw Technologies Inc., Mr. Daw managed over six hundred employees, assisted in establishing operations in over twenty countries and headed the company’s initial public offering on NASDAQ. Mr. Daw served as a member of the board of trustees for Westminster College located in Salt Lake City, Utah, a member of the business advisory board for the David Eccles School of Business at the University of Utah and is currently a member of the board of trustees of the Sutherland Institute. Mr. Daw graduated from the University of Utah with a bachelor’s degree in Accounting.

Director and Executive Compensation

Neither our Manager nor our executive officers receive compensation for acting in their capacities as Manager and executive officers of the Company. However, the Manager and executive officers may receive compensation from the Company if employed as independent contractors of the Company for services performed in connection with the creation, distribution and production of the Series.

Item 4. Security Ownership of Management and Certain Security Holders

Our Company has two classes of membership interests, the Class A Units and the Common Units. There are currently 13,900,000 Common Units and 9,982,124 Class A Units outstanding. Purchasers of our units of membership interest become members in our Company with respect to their ownership of units (the “Members”). Our Manager has the right to create, authorize and issue new units of membership interests in our Company, including new classes.

Capitalization

The following table sets forth the beneficial ownership of our membership units of each of our Manager, executive officers, and security holders who own more that 10% of our outstanding membership units:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Amount and Nature of Beneficial Ownership Acquirable	Percent of Membership Interest
Common Units	Dallas Jenkins 3693 Heathmoor Ct. Elgin, IL 60124	6,811,000 Common Units	N/A	49%
Common Units	Derral Eves 4 S 2600 W Ste 5 Hurricane, Utah 84737	2,780,000 Common Units	N/A	20%
Common Units	Ricky Ray Butler 9849 Yoakum Dr. Beverly Hills California 90210	2,502,000 Common Units	N/A	18%
Common Units	Matthew Faraci 356 N. Alta Vista Blvd Los Angeles, CA 90036	556,000 Common Units	N/A	4%

(1) Each beneficial owner owns his interest through the Manager.

Item 5. Interest of Management and Others in Certain Transaction

Obligations to Other Entities

Our Manager and executive officers are involved in other businesses, including other television and film production businesses. Therefore, conflicts of interest may exist between their obligations to such businesses and to us. Under our Operating Agreement, our Manager is permitted to have outside business activities, including those that compete with our business. We believe our Manager and executive officers have the capacity to discharge their responsibilities to our Company notwithstanding participation in other present and future investment programs and projects.

Transactions with the Company

The Manager may, and may cause its affiliates to, engage in any transaction (including, without limitation, the purchase, sale, lease, or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company so long as such transaction is not expressly prohibited by the Operating Agreement and so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from persons capable of similarly performing them in similar transactions between parties operating at arm's length. A transaction between the Manager and/or its affiliates, on the one hand, and the Company, on the other hand, shall be conclusively determined to constitute a transaction on terms and conditions, on an overall basis, fair and reasonable to the Company and at least as favorable to the Company as those generally available in a similar transaction between parties operating at arm's length if a majority of the membership interests having no interest in such transaction (other than their interests as Members) affirmatively vote or consent in writing to approve the transaction. Notwithstanding the foregoing, the Manager shall not have any obligation in connection with any such transaction between the Company and the Manager or its affiliate, to seek the consent of the Members.

A Member may lend money to and transact other business with the Company with prior approval of the Manager and after full disclosure of the Member’s involvement. Such Member has the same rights and obligations with respect thereto as a person who is not a Member. A loan to the Company by a Member will not dilute the ownership interests of any other Member. We do not have any outstanding loans or loan guarantees with any related party, and, as of the date of this filing, we do not have any intentions to enter into any such transactions.

Related Party Transaction

Creatus, LLC assigned to the Company all of its rights, title and interest in and to the film entitled The Shepherd. The Company paid $100,000 in exchange for all rights in and to The Shepherd. The Shepherd served as the underlying source material upon which the Series is loosely based. Derral Eves, sole manager of our Manager, is the sole owner of Creatus, LLC. The Assignment and Assumption Agreement between Creatus, LLC and the Company is filed as an exhibit to the Offering Statement.

Item 6. Other Information

None.

Item 7. Financial Statements

Index to Financial Statements

The Chosen, LLC

The Chosen, LLC

Financial Statements
As of December 31, 2018 and 2017
and For the Year Ended December 31, 2018 and For the Period
from Inception (October 24, 2017) to December 31, 2017

Together with Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To Management and Members of The Chosen, LLC

We have audited the accompanying consolidated financial statements of The Chosen, LLC and subsidiary (collectively, the Company), which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations and members’ equity, and cash flows for the year ended December 31, 2018 and for the period from inception (October 24, 2017) to December 31, 2017, and the related notes to consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to error or fraud.

Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to error or fraud. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year ended December 31, 2018 and for the period from inception (October 24, 2017) through December 31, 2017, in accordance with accounting principles generally accepted in the United States of America.

/s/ Tanner LLC
Salt Lake City, Utah
April 30, 2019

THE CHOSEN, LLC AND SUBSIDIARY
Consolidated Balance Sheets

As of December 31,

	2018	2017

Assets

Current assets:
Cash	$220,700	$194,354
Accounts receivable	20,410	-
Prepaid expenses and other current assets	98,904	646
Total current assets	340,014	195,000

Film costs	3,884,663	30,000
Total assets	$4,224,677	$225,000

Liabilities and Members' Equity

Liabilities:
Accounts payable	$539,435	$38,663
Notes payable	76,327	-
Total liabilities	615,762	38,663

Commitments and contingencies (See note 2)

Members' equity	3,608,915	186,337
Total liabilities and members' equity	$4,224,677	$225,000

See accompanying notes to financial statements.

THE CHOSEN, LLC AND SUBSIDIARY
Consolidated Statements of Operations

	For the Year Ended December 31, 2018	For the Period from Inception (October 24, 2017) to December 31, 2017

Revenue	$56,465	$-

Operating expenses:
General and administrative	162,897	12,731
Advertising and marketing	752,344	932

Total operating expenses	915,241	13,663

Net loss	$(858,776)	$(13,663)

See accompanying notes to financial statements.

For the Year Ended December 31, 2018
and for the Period From Inception (October 24, 2017) to December 31, 2017

	Common Units	Class A Preferred Units	Contributed Capital	Accumulated Deficit	Total Members' Equity

Balance at October 24, 2017 (at Inception)	-	-	$-	$-	$-

Member contributions	-	-	200,000	-	200,000
Net loss	-	-	-	(13,663)	(13,663)

Balance at December 31, 2017	-	-	200,000	(13,663)	186,337

Issuance of founders' common units	13,900,000	-	-	-	-
Issuance of preferred units for cash	-	4,636,978	4,436,408	-	4,436,408
Offering expense	-	-	(167,781)	-	(167,781)
Equity-based compensation	-	-	12,727	-	12,727
Net loss	-	-	-	(858,776)	(858,776)

Balance at December 31, 2018	13,900,000	4,636,978	$4,481,354	$(872,439)	$3,608,915

See accompanying notes to financial statements.

THE CHOSEN, LLC AND SUBSIDIARY
 Consolidated Statements of Cash Flows

	For the Year Ended December 31, 2018	For the Period from Inception (October 24, 2017) to December 31, 2017

Cash flows from operating activities:
Net loss	$(858,776)	$(13,663)
Adjustments to reconcile net loss to net cash used in
operating activities:
Equity-based compensation	12,727	-
Increase in:
Accounts receivable	(20,410)	-
Prepaid expenses	(98,258)	(646)
Film costs	(3,854,663)	(30,000)
Increase in:
Accounts payable	500,772	38,663
Net cash used in operating activities	(4,318,608)	(5,646)

Cash flows from investing activities:	-	-
Cash flows from financing activities:
Member contributions	-	200,000
Net proceeds from issuance of preferred units	4,268,627	-
Proceeds from issuance of notes payable	156,327	-
Payments on notes payable	(80,000)	-
Net cash provided by financing activities	4,344,954	200,000

Net change in cash	26,346	194,354

Cash at beginning of period	194,354	-

See accompanying notes to financial statements.

THE CHOSEN, LLC AND SUBSIDARY
Notes to Consolidated Financial Statements

December 31, 2018 and 2017

1. Description of Organization and Summary of Significant Accounting Policies
Organization
The Chosen, LLC (the Company) was organized on October 24, 2017 as a perpetual Utah Limited Liability Company. The Company is a business whose planned principal operations are the production and distribution of a television series. The television series is currently in the development stages. The Company is in the process of raising additional equity capital to support the completion of its television series (see Note 8).

Principles of Consolidation
The consolidated financial statements include the accounts of The Chosen, LLC and its wholly owned subsidiary The Chosen Texas, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

Recently Issued Accounting Pronouncements
In March 2019, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2019-02, Entertainment – Films – Other Assets – Films Costs (Subtopic 926-20) and Entertainment – Broadcasters – Intangibles – Goodwill and Other (Subtopic 920-350). ASU 2019-02 requires management to evaluate a film or license agreement for program material within the scope of Subtopic 920-350 for impairment at a film group level when the film or license agreement is predominantly monetized with other films and/or license agreements. ASU 2019-02 is effective for reporting periods ending after December 15, 2020. Early adoption is permitted. Management has determined to early adopt this standard effective January 1, 2018.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Concentrations of Credit Risk
The Company maintains its cash in bank deposit accounts which, at times, could exceed federally insured limits. As of December 31, 2018 and 2017, the Company did not have any cash that exceeded federally insured limits. To date, the Company has not experienced a loss or lack of access to its invested cash; however, no assurance can be provided that access to the Company’s invested cash will not be impacted by adverse conditions in the financial markets.

1. Description of Organization and Summary of Significant Accounting Policies Continued
Concentrations of Credit Risk - Continued
A major customer is considered to be one that comprimises more than 10% of the Company's accounts receivable or annual revenues. As of and for the year ended December 31, 2018, 100% of the Company’s revenues and accounts receivable related to one customer. The Company did not have any revenues or accounts receivable as of and for the period from inception (October 24, 2017) through December 31, 2017.

Accounts Receivable
Accounts receivable are carried at original invoice amount less an estimate for doubtful accounts based on a review of all outstanding amounts. Management determines the allowance for doubtful accounts by identifying specific troubled accounts and applying historical experience. Receivables are written off when management determines the likelihood of collection is remote. Recoveries of receivables previously written off are recorded when payment is received.

Film Costs
Costs incurred in the direct production of video content are capitalized and stated at the lower of the unamortized cost or net realizable value. The Company periodically evaluates the net realizable value of content by considering expected future revenue generation. As of December 31, 2018 and 2017, $3,884,663 and $30,000 in film preproduction costs were capitalized, respectively.

The Company amortizes film costs in proportion to the recognition of the related revenue from each episode. Amortization expense for film costs was $0 for 2018 and 2017.

The Company periodically evaluates impairment of unamortized film cost. Any unamortized film costs in excess of fair value are written off. As of December 31, 2018 and 2017, the Company determined no impairment existed.

Advertising
Advertising costs are expensed as incurred. Advertising expenses totaled $752,344 for the year ended December 31, 2018 and $932 for the period from inception (October 24, 2017) through December 31, 2017.

Reclassifications
Certain amounts in the 2017 financial statements have been reclassified to conform to the current year presentation.

Income Taxes
The Company is a Utah limited liability company. Under this structure, the Company is not subject to income tax at the Federal level and state level, as its members are liable for the income taxes on the Company’s income or loss.

Subsequent Events
Management has evaluated events and transactions for potential recognition or disclosure through April 30, 2019, which is the day the financial statements were available to be issued.

2. Liquidity
The Company has incurred significant net losses since inception that have accumulated to approximately $872,000 as of December 31, 2018. The Company used net cash of approximately $4,319,000 in operating activities in 2018. The net losses and use of cash in operating activities resulted from the filming and producing of the first four episodes of The Chosen series. Through the year ended December 31, 2018, the Company had not generated significant revenues. Subsequent to December 31, 2018, the Company raised an additional $5,455,295 (see Note 8). In addition, the Company has started generating revenues following the release of episodes of The Chosen in April 2019. Management may continue fundraising activities in 2019. Management believes that existing cash balances along with increased revenues will sustain ongoing operations through at least April 30, 2020.

The Company's activities are subject to significant risks and uncertainties, including failing to secure additional funding to produce its television series. There can be no assurance that the Company will be successful in its efforts to raise sufficient capital to complete its television series.

3. Commitments and Contingencies
Litigation
The Company is involved in legal proceedings from time to time arising in the normal course of business.  Management, after consultation with legal counsel, believes that the outcome of these proceedings will not have a material impact on the Company’s financial position, results of operations, or liquidity.

Exclusivity Agreement
In 2018, the Company entered into an exclusive video-on-demand and subscription licensing agreement with VidAngel, Inc. (VidAngel), for distribution of the Company’s planned television series.

Consulting and Coordination Agreement
In 2018, the Company entered into a consulting and coordination agreement with VidAngel. The Company will pay VidAngel the fee for consulting services no later than the closing of the Company’s Regulation A offering for at least the minimum amount. The agreement is structured such that no fee is due unless the minimum amount is met. As of December 31, 2018, the minimum amount had not been achieved.

Subsequent to year-end, the Company achieved the minimum amount for the Regulation A offering. Fees due to VidAngel of $600,000 for services provided will be reflected in the 2019 financial statements.

Employee Agreements
The Company has entered into employment agreements with members of management and certain contractors.  The terms of the agreements vary but include one or more of the following provisions: stipulated base salary, equity grants, profit sharing, royalties, retention bonuses, vacation benefits, and severance.

4. Equity-Based Compensation
The Company entered into an agreement with a member of management to grant an ownership interest of common units in the Company’s parent company for services performed for The Chosen, LLC. The value of $20,000 on the grant date was based on the amount paid in cash by other members for an equivalent ownership interest of common units in the Company (the parent company’s sole asset is the Company). The equity grant vests upon the release of the first season of The Chosen. The expense associated with the equity grant is being recognized ratably through the expected release date with $12,727 recognized for the year ended December 31, 2018. The remaining $7,273 is expected to be recognized in the year ending December 31, 2019.

5. Notes Payable
The Company entered into several promissory notes with VidAngel during 2018. Each note is non-interest bearing and is due the earlier of January 31, 2020 or upon the Company raising at least $9,000,000 in investments from the Regulation A Offering. As of December 31, 2018, the aggregate balance of the notes outstanding was $67,340. Subsequent to year-end, the Company exceeded the $9,000,000 threshold and paid these notes in full in January 2019.

The Company entered into a non-interest bearing promissory note with a member of management that is unsecured and due upon demand. The outstanding balance of the note as of December 31, 2018 was $8,987.

6. Preferred Units
The Company's Class A Preferred Units (Units) are non-voting. If and when distributions are declared, distributions are first made to the holders of the Units until 120% of $1 per Unit has been distributed to the holders in proportion to their interest. Thereafter, distributions are made to the holders of the common units in proportion to their interest.

7. Related Party Transactions
During 2018, the Company obtained all rights, title and interest in and to the audio-visual work entitled “The Shepherd” together with all rights to the “previous Jesus-era audio-visual vignettes” from Creatus, LLC, an entity controlled by the managing member of the Company, for $100,000.

During 2018, the Company entered into agreements with a member of the Company to operate as the director and a screenwriter for the first four episodes of The Chosen Series for $100,000 and $40,000. The Company also paid the same member $45,000 for pre-production contract labor performed in 2018.

8. Subsequent Event	Subsequent to December 31, 2018, the Company raised an additional $5,455,295 pursuant to its Regulation A Offering, resulting in the issuance of 5,345,146 shares of Class A preferred units.

Item 8. Exhibits

Exhibit Number	Exhibit Description
(2)(a)	Certificate of Registration of the issuer, incorporated by reference to Exhibit 2(a) to the Company’s Form 1-A/A filed on May 25, 2018.

(2)(b)	Amendment to the Certificate of Registration of the Issuer, incorporated by reference to Exhibit 2(b) to the Company’s Form 1-A/A filed on May 25, 2018.

(2)(c)	Amended and Restated Limited Liability Company Agreement of the issuer, incorporated by reference to Exhibit 2(c) to the Company’s Form 1-A/A filed on May 25, 2018.

(2)(d)	First Amendment to the Amended and Restated Limited Liability Company Agreement of the issuer, incorporated by reference to Exhibit 2(d) to the Company’s Form 1-A/A filed on May 25, 2018.

(2)(e)	Second Amendment to Amended and Restated Limited Liability Company Agreement of the issuer, incorporated by reference to Exhibit 2(e) to the Company’s Form 1-A/A filed on May 25, 2018.

(6)(a)	Membership Interest Assignment Agreement by and between the Company and Dallas Jenkins, incorporated by reference to Exhibit 6(a) to the Company’s Form 1-A/A filed on May 25, 2018.

(6)(b)	Assignment and Assumption Agreement by and between the Company and Creatus, LLC, incorporated by reference to Exhibit 6(b) to the Company’s Form 1-A/A filed on May 25, 2018.

(6)(c)	Consulting and Coordination Agreement by and between the Company and VidAngel, Inc., incorporated by reference to Exhibit 6(c) to the Company’s Form 1-A/A filed on May 25, 2018.

(6)(d)
First Amendment to Consulting and Coordination Agreement, dated May 15, 2018, by and between the Company and VidAngel, Inc., incorporated by reference to Exhibit 6(d) to the Company’s Form 1-A/A filed on May 25, 2018.

(6)(e)	Writer Work-For-Hire Agreement, dated December 8, 2017, by and between the Company and Dallas Jenkins, incorporated by reference to Exhibit 6(e) to the Company’s Form 1-A/A filed on May 25, 2018.

(6)(f)	Writer Work-For-Hire Agreement, dated December 8, 2017, by and between the Company and Ryan Swanson, incorporated by reference to Exhibit 6(f) to the Company’s Form 1-A/A filed on May 25, 2018.

(6)(g)	Writer Work-For-Hire Agreement, dated December 8, 2017, by and between the Company and Tyler Thompson, incorporated by reference to Exhibit 6(g) to the Company’s Form 1-A/A filed on May 25, 2018.

(6)(h)	Writer Work-For-Hire Agreement, dated February 14, 2018, by and between the Company and Dallas Jenkins, incorporated by reference to Exhibit 6(h) to the Company’s Form 1-A/A filed on May 25, 2018.

(6)(i)	Writer Work-For-Hire Agreement, dated December 8, 2017, by and between the Company and Ryan Swanson, incorporated by reference to Exhibit 6(i) to the Company’s Form 1-A/A filed on May 25, 2018.

(6)(j)	Writer Work-For-Hire Agreement, dated February 14, 2018, by and between the Company and Tyler Thompson, incorporated by reference to Exhibit 6(j) to the Company’s Form 1-A/A filed on May 25, 2018.

(6)(k)
Exclusive Video-On-Demand and Subscription Video-On-Demand License Agreement by and between the Company and VidAngel, Inc., incorporated by reference to Exhibit 6(k) to the Company’s Form 1-A/A filed on May 25, 2018.

(6)(l)
Independent Contractor Letter Agreement, dated May 22, 2018, by and between the Company and Ronald Daw, incorporated by reference to Exhibit 6(l) to the Company’s Form 1-A/A filed on June 12, 2018, incorporated by reference to Exhibit 6(l) to the Company’s Form 1-A/A filed on May 25, 2018.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-K and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hurricane, Utah on April 30, 2019.

The Chosen, LLC,
a Utah limited liability company

By: The Chosen Management Group, LLC,
a Utah limited liability company
Its: Manager

By: /s/ Derral Eves
Name: Derral Eves
Its: Manager

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Date: April 30, 2019	By:	/s/ Derral Eves
Derral Eves
Principal Executive Officer and Principal Accounting Officer

Date: April 30, 2019	By:	/s/ Ronald Daw
Ronald Daw
Principal Financial Officer